JOINT VENTURE AGREEMENT FOR ULTIMATEAGGREGATORSOLUTIONS.COM
           -----------------------------------------------------------

THIS JOINT VENTURE AGREEMENT dated for reference the 15th day of March, 2000 (the "Agreement").

BETWEEN:

VIRTUALSELLERS.COM, INC., a corporation incorporated under the federal laws of Canada with offices at Suite 1000, 120 North LaSalle Street, Chicago, Illinois 60602

(the  "Company")

AND:

IMC (INTERNET MARKETING CONSORTIUM) / CABLE PRINT NETWORK MARKETING, INC., a Pennsylvania corporation with offices at Suite 930, The Pavilion, Jenkintown, Pennsylvania 19046

("IMC/CPNM")

WHEREAS:

A. IMC/CPNM has developed proprietary Internet / multi-media marketing programs and is skilled and networked in the use of variety of promotional, direct and targeted marketing methods and currently provides up to 250 million Internet hits per month on a consortium of Internet companies;

B. The Company has products and/or services (the "Products and Services") relating to e-commerce services, as contemplated in Addendum A hereto, which it wishes to market via IMC/CPNM; and

C. The Company and IMC/CPNM (the Company and IMC/CPNM are collectively referred to herein as the "Joint Venturers") desire to enter into an agreement to form a joint venture (the "Joint Venture") for the purpose of utilizing IMC/CPNM's multimedia marketing methods to generate customers and to sell Products and Services, develop and market databases, and potentially take the Joint Venture public.

NOW THEREFORE, in consideration of the foregoing and the representations, covenants and agreements of the parties herein contained and the parties intending to be legally bound, the parties to this Agreement agree as follows:

                                    ARTICLE 1
                                    FORMATION

1.1 Formation and Ownership. The Joint Venturers hereby agree to form the Joint Venture to implement the business as set forth herein. The Joint Venturers hereby agree that the Joint Venture shall be operated through a newly incorporated Delaware Corporation (the "JV Corporation"). The JV Corporation shall have one class of shares which shall be issued equally to the Joint Venturers such that each of the Joint Venturers owns a fifty percent (50%) interest in the Joint Venture. No action by the shareholders of the JV Corporation shall be effective unless mutually approved by the board of directors of the JV Corporation representing both of the Joint Venturers. Upon constitution of the JV Corporation all business and assets of the Joint Venture will be rolled into the JV Corporation and the JV Corporation will assume all of the liabilities of the Joint Venturers in connection with the Joint Venture. Thenceforth the business of the Joint Venture will be conducted solely by the JV Corporation and the rights, liabilities and responsibilities of the Joint Venturers will be governed by corporate law and this Agreement and any shareholder agreement to which the Joint Venturers may become parties in replacement hereof.

1.2 Name of Joint Venture. The name of the Joint Venture and the JV Corporation shall be UltimateAggregatorSolutions.com, until the Joint Venture is incorporated, at which time the JV Corporation will have such similar corporate name as may be available and the Joint Venturers may approve.

1.3 Term. The Joint Venture shall commence as of the date hereof and remain in full force and effect until terminated by the Joint Venturers in accordance with the terms of this Agreement.

1.4 Inspection. The books and records of the Joint Venture and the JV Corporation shall be maintained by IMC/CPNM on behalf of the Joint Venture. Such books and records shall be available for inspection by the Joint Venturers during normal business hours at the offices of IMC/CPNM upon reasonable notice to IMC/CPNM.

1.5 Checking Account. IMC/CPNM shall be responsible for maintaining a checking account for the Joint Venture (the "JV Checking Account") in the name of the Joint Venture. The Company shall receive all payments for their products and /or services sold by the Joint Venture. The Company shall immediately deduct the cost of the items or services sold plus the exact shipping costs and handling costs, as well as credit card clearing and related costs. From the balance remaining after deduction of the aforesaid costs, the Company will forward ten (10%) thereof to the JV Checking Account on a semi-weekly basis by either direct deposit or mailing by overnight mail a check directly to the Joint Venture at IMC/CPNM's offices at the address indicated above. At the end of each calendar month, the Company shall present the proportionate expenses, as mutually agreed upon by the Joint Venturers, that are attributable to the Joint Venture, which expenses will be deducted from the funds received by the Joint Venture from the Company. Each of the Joint Venturers shall be entitled to received fifty percent (50%) of the profits of the Joint Venture. Monthly balance reports will be submitted to the Joint Venturers.

1.6 Accounting. The Joint Venture shall use the services of Cohen, Engel, & Albert, independent Certified Public Accountants, to prepare all necessary tax returns and financial statements for the Joint Venture and the JV Corporation.

1.7 Board of Directors. The Joint Venture shall be managed by a board of directors (the "JV Board") initially consisting of two members, with IMC/CPNM nominating Beryl Wolk and the Company nominating Dennis Sinclair. Unless otherwise agreed, the Joint Venturers shall each be entitled to appoint an equal number of directors to the board of directors of the JV Board and such members shall have equal voting rights; the chair of any meeting of the JV Board will not have a casting vote. The Joint Venturers agree to vote in favour of the appointment of any nominee to the JV Board designated by the other Joint Venturer, provided that such nominee is not prohibited by law from acting as a director. The JV Board shall govern the affairs of the Joint Venture and mutually agree on the budget for marketing activities, the selection of officers for the Joint Venture and the JV Corporation, the selection of the facilitator and all other discretionary matters.

1.8 Offices. The Joint Venture shall maintain an office at Suite 930, The Pavilion, Jenkintown, PA 19046, Phone: (215) 887-5700. #107, Fax: (215)
887-7076.

1.9 Restriction on Sale. Each of the Joint Venturers hereby covenants and agrees that it shall not mortgage, pledge, sell, assign, hypothecate, or otherwise encumber, transfer, or permit to be transferred in any manner or by any means whatsoever, whether voluntarily or by operation of law, all or any part of its interest in the Joint Venture without the express written consent of the other Joint Venturer. If any Joint Venturer pledges, sells, assigns, hypothecates, or otherwise encumbers, transfers, or permit to be transferred any part of its interest in the Joint Venture without the written consent of the other Joint Venturer then, in addition to any other remedy to which the other Joint Venturer may be entitled at law, in equity or pursuant to this Agreement, the other Joint Venturer will be entitled to immediately terminate this Agreement, without notice. It is agreed by each of the Joint Venturers that the damages which would be suffered by either of them as a consequence of the breach of this Section 1.9 by the other would not readily be calculable, and accordingly, in the event of breach of this Section 1.9 by one Joint Venturer, the other Joint Venturer will be entitled to injunctive relief and to recission of any transaction which is in breach of this Section 1.9.

1.10 Allocation of Profits/Losses. All profits and losses of the Joint Venture shall be distributed equally to the Joint Venturers after all of the expenses of the Joint Venture are paid. The expenses of the Joint Venture shall include, without limitation, the cost of products/services, customer support, facilitator's fees, legal and accounting fees and infrastructure and multimedia expenditures, all as mutually agreed upon by the JV Board. The profits of the Joint Venture, if any, shall be distributed on a quarterly basis except such amounts to be retained in the Joint Venture for purposes of corporate operations as determined by the JV Board.

1.11 Non-Encumbrance. Each of the Joint Venturers hereby covenants and agrees that it shall not obligate the other Joint Venturer to any third party without prior written notice to and consent of the other Joint Venturer and that without such prior written consent, neither Joint Venturer has any legal right or authority to bind the other.

1.12 Disclaimer of Certain Legal Relationships. Neither this Agreement nor the performance by the parties hereto of their respective obligations hereunder creates a relationship between the parties of permanent joint venture or partners or principal and agent or similar relationship. This Agreement does not restrict the right of either party to carry on or engage in any business or activity, whether directly or indirectly, alone or in combinations with any other person or persons and whether or not competitive with the business and activities of any other party or the Joint Venture, save in respect of the Products and Services.

                                    ARTICLE 2
              THE JOINT VENTURERS' OBLIGATIONS AND RESPONSIBILITIES

2.1 The Company's responsibilities shall include, without limitation, the following:

(a) providing retail pricing and negotiated wholesale costs to the Joint Venture for the Products and Services being offered for sale through the Joint Venture

(b)     delivery  of  materials  as  contemplated  in  Addendum  B  hereto;  and

(c)     fulfilment  of  the  Products  and  Services.

     The obligations under this Section 2.1 shall extend to both the present and future Products and Services to be sold by the Company.

2.2 IMC/CPNM's responsibilities and obligations shall include, without limitation, the development and management of the marketing strategies and use of its network of multimedia, the implementation of and budgeting for are subject to the approval of the JV Board, as contemplated in Addendum C hereto.

2.3 IMC/CPNM shall designate a facilitator team for the Joint Venturers, which team shall be paid a Facilitation Fee by the Company, of five thousand dollars ($5,000.00) per month for 6 months. The first payment in the amount of five thousand dollars ($5,000.00) is due within ten (10) days after execution of this Agreement is executed, and subsequent payments in the amount of five thousand dollars ($5,000.00) are to be paid every month thereafter on the first of the month for a total of six (6) months. Thereinafter a percentage of the profits, if any, of the Joint Venture, after taxes, will be paid to the facilitator as determined by the JV Board.

                                    ARTICLE 3
                              INTELLECTUAL PROPERTY

3.1 Copyrights, Patents, and Trademarks. The Joint Venturers agree as follows:

(a) all pre-existing patents, intellectual property, trademarks and copyrights of each of the Joint Venturers shall remain its respective property;

(b) any and all patents, trademarks and/or copyrights which the Joint Venture may develop and register under any state, federal or foreign law shall be registered in the name of the JV Corporation. If, for any reason, the Joint Venture fails or terminates, all patents, trademarks, and/or copyrights developed by the Joint Venture shall revert to the concept originator as evidenced by a "concept origination" memo to be kept on file by the patent, trademark, copyright firm which files all applications on behalf of the Joint Venture.

3.2 Customer Lists. All customer lists developed by the Joint Venture shall be the property of the Joint Venture. IMC/CPNM shall use its expertise and be responsible for the marketing of such customer lists on behalf of the Joint Venture. Both of the Joint Venturers must agree to any actions to sell or disclose to a third party such customer lists resulting from the Joint Venture.

3.3 Warranty/Indemnification. Each of the Joint Venturers to this Agreement do hereby represent, warrant and covenant that its undertaking hereunder does not infringe or interfere with any intellectual property or other contract rights of any third parties, and each shall indemnify, save, and hold the other party harmless, including cost of defence, from any suit, demand, judgement, claim, liability, or proceeding founded on such third party's claim or settlement.

                                    ARTICLE 4
                                   TERMINATION

4.1 In the case of any unresolved breach of this Agreement by either of the Joint Venturers, and after conformance with the cure provisions as defined in
Section 5.5(f), either of the Joint Venturers may declare this Agreement terminated as to any further business to which the Joint Venture is not already obligated. Termination for reasons other than cause shall require the mutual written consent of the JV Board. Upon termination of this Agreement, the assets of the Joint Venture, if any, including retained earnings, after payment of all Joint Venture expenses obligations, shall be divided equally between the Joint Venturers.

4.2     Either  of  the Joint Venturers may terminate this Agreement upon thirty
(30) days written notice to the other Joint Venturer in the event that the Joint Venture becomes insolvent or bankrupt. For the purposes of this Agreement, the term "insolvent" shall mean that the Joint Venture's assets are less than its liabilities and it is unable to pay debts as the become due over the following three month period.

4.3 At any time during or subsequent to the termination of this Agreement, as provided herein or otherwise, the Company shall not utilize any of IMC/CPNM's multimedia marketing techniques and materials or any parts thereof without the express written consent of IMC/CPNM.

4.4 In the event of termination of this Agreement, neither IMC/CPNM nor the Company shall use the copyrights, intellectual property, patents, or trademarks of the other without the express written consent of the Joint Venturer that owns the copyright, intellectual property, patent, or trademark. This paragraph shall not apply to any media that is currently being run at the time of termination until such contracted time of running (with the third party media) expires.

4.5 Cause shall be defined as any action that constitutes fraud, or if a party commits a fundamental breach of this Agreement or is declared bankrupt, seeks protection from its creditors or if the property or undertaking of a the party come to be administered by a trustee, receiver or receiver and manager.

                                    ARTICLE 5
                            MISCELLANEOUS PROVISIONS

5.1 Execution of Other Documents. The Joint Venturers will execute and deliver all other documents and instructions which are reasonably necessary to carry out the terms of this Agreement.

5.2 IMC/CPNM Indemnification. In the event that the Company or any of its Joint Venturers, shareholders, officers, directors, or employees, in pursuit of their obligations created under this Agreement or any other agreement in connection with this Joint Venture, subjects IMC/CPNM or any of its partners, shareholders, officers, directors, or employees, to possible regulatory action or sanction by a governmental agency of any type, or any litigation concerning copyright, trademark, servicemark, or tradename infringement, or product or professional liability actions, or any other actions:

(a) IMC/CPNM shall provide immediate notice in writing to the Company, at the address provided above, of any such claim, litigation, regulatory, or other action. Such notice shall include a copy of all documents, correspondence, pleadings, filings or other documents that are involved with such claim, litigation, regulatory, or other action; and

(b)     IMC/CPNM  further  agrees  that the Company shall have the right to take part in and approve any and all settlement negotiations and settlements made or entered into by IMC/CPNM or any of its partners, shareholders, officers, directors, employees or nominees or any combination of the above, for any claim, litigation, regulatory or other action which is subject to the indemnification in this Section 5.2, but if the Company does not advise the IMC/CPNM of its position with respect to any proposed settlement within five (5) business days of receipt of the terms of the settlement proposal, IMC/CPNM shall be free to proceed with the proposed settlement, substantially as notified to the Company, without further discussion with the Company.

5.3 The Company's Indemnification. In the event that IMC/CPNM or any of its partners, shareholders, officers, directors, or employees, in pursuit of their obligations created under this Agreement or any other agreement in connection with the Joint Venture, subjects the Company or any of its partners, shareholders, officers, directors, or employees, to possible regulatory action or sanction by a governmental agency of any type, or any litigation concerning copyright, trademark, servicemark, or tradename infringement, or product or professional liability actions, or any other action, IMC/CPNM shall defend and indemnify in full the Company and any of its partners, shareholders, officers, directors, or employees, for all costs, fees, penalties, fines, settlements, and/or judgements incurred by the Company or any of its partners, shareholders, officers, directors employees, or nominees or any combination of the above, including reasonable attorney's fees, arising as a direct or indirect result of such actions:

(a) the Company shall provide immediate notice in writing to IMC/CPNM, at the address provided above, of any such claim, litigation, regulatory or other such action. Such notice shall include a copy of all documents correspondence, pleadings, filings, or other writings that are involved with such claim, litigation, regulatory, or other action;

(b)     the  Company  further  agrees that IMC/CPNM shall have the right to take part in and approve any and all settlement negotiations and settlements made or entered into by the Company or any of its partners, shareholders, officers, directors employees, or nominees or any combination of the above, for any claim, litigation, regulatory or other action which is subject to the indemnification in this Section 5.3, but if IMC/CPNM does not advise the Company of its position with respect to any proposed settlement within five (5) business days of receipt of the terms of the settlement proposal, the Company shall be free to proceed with the proposed settlement, substantially as notified to IMC/CPNM, without further discussion with IMC/CPNM.

5.4 Force Majeure. Each of the Joint Venturers hereto shall be excused from performing any obligations under this Agreement, in whole or in part, as a result of delays or interference caused by the other Joint Venturer or by an act of God, war, labor disputes, strikes, flood, lightening, severe weather, shortage of materials, failure or fluctuations in electrical power, disruption of service, or other cause beyond a party's reasonable control (other than lack of funds). Such non-performance shall not be deemed a default under this Agreement unless such non-performance continues for a period of ninety (90) days.

5.5     Miscellaneous.

(a) This Agreement represents the entire agreement between the Joint Venturers and shall not be changed orally. Any changes to this Agreement shall be in the form of a written addendum to this Agreement signed by each of the parties hereto.

(b) This Agreement shall inure to the benefit of the parties together with their successors and permitted assigns.

(c) If any portion of this Agreement is struck down or declared unenforceable by a court of competent jurisdiction, it shall not affect the other provisions of this Agreement.

(d) The waiver by either party of any right hereunder shall not constitute a waiver of any other rights, nor shall the waiver of any right in instance constitute the waiver of such right on going.

(e) Any and all disputes arising under or related to this Agreement shall be submitted to binding arbitration before the American Arbitration Association, in accordance with the rules and regulations then in effect. Any award may be entered by either party as a judgement or decree in any court of competent jurisdiction and enforced accordingly. The parties shall share equally any American Arbitration Association fees incurred by either party in connection with any dispute. Any such arbitration shall take place in Montgomery Country, Pennsylvania and shall be governed by Pennsylvania law.

(f) Neither party shall any right or remedy hereunder with respect to an alleged breach of any provisions of this agreement without first giving the other party written notice via nationally recognized courier service or United States Postal Service, Certified Return Receipt Requested mail, clearly specifying the nature of the alleged breach within thirty (30) days of receipt of such notice. Notice by fax machine shall not be sufficient. No notice will be required in the event that breach of this agreement arises by reason of the bankruptcy or receivership of a party or because a party has sought protection from its creditors.

(g) All signatories to this Agreement hereby represent and warrant that they have the requisite authority to enter into this transaction, and that the entity which the represent has complied with all necessary formalities under all applicable bylaws or agreements, as well as all applicable state laws and regulations.

(h) Each of the Joint Venturers hereby agrees that the other Joint Venturer shall at all times be free to engage in any other business activities not in conflict or competition with the Joint Venture unless agreed in writing but the other Joint Venturer.

(i) This Agreement shall be construed in accordance with the laws of the State of Illinois and the Federal laws of the United States of America applicable in Illinois. The parties submit to the non-exclusive jurisdiction of the courts of competent jurisdiction in Chicago, Illinois in respect of any legal proceeding hereunder, subject always to Section 5.5(e) hereof.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their duly authorized representative as the day and year first written above. This agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

     VIRTUALSELLERS.COM,  INC.

        /s/  Dennis  Sinclair
        ---------------------
             Dennis  Sinclair

Signed:  March  ____,  2000

       INTERNET  MARKETING  CONSORTIUM
     /CABLE  PRINT  NETWORK  MARKETING

                      /s/  Beryl  Wolk
                      ----------------
                           Beryl  Wolk

Signed:   March  12,  2000

                                   ADDENDUM A

                              PRODUCTS AND SERVICES

SET  UP

STANDARD  PAGES
STATIC  HTML  PAGES
INTERACTIVE  PAGES  (FORMS)
PHOTOGRAPHY
SCANS
BULLETIN  BOARD(S)
CHAT  ROOM(S)

COMMERCE  PAGES

ITEM  ADDED  TO  SHOPPING  DATABASE
(INCLUDES  MODIFICATION  OF  EXISTING  HTML  PAGES  WITH  TAME)
CATALOG  ITEM  IMAGE  SCANNING
CATALOG  ITEM  PAGE  CREATION
CATALOG  PAGE  TEXT  CONVERSION

E-COMMERCE  TRANSACTION  PROCESSING

HOSTING

WWW.THEIRCOMPANY.COM

     WITHOUT  COMMERCE

WWW.VIRTUALSELLERS.COM/THEIRCOMPANY

FTP  ACCESS
EMAIL

                                   ADDENDUM B

               MATERIALS TO BE PROVIDED BY THE COMPANY TO IMC/CPNM

The Company shall be responsible for delivering to IMC those materials and/or product samples needed for the placement of promotional or sales information on to the Internet Marketing Consortium Web sites.

Said materials will also be supplied to IMC/CPNM in electronic format, as specified to the Company by IMC/CPNM. If materials are not provided to IMC/CPNM in the proper format, or the Company is unable to provide them in such format, IMC/CPNM will direct the Company to a third party capable of converting existing materials into a proper electronic format, at the company's expense.

                                   ADDENDUM C

              PROCEDURES FOR PLACEMENT OF PRODUCTS AND/OR SERVICES
                      ON THE INTERNET MARKETING CONSORTIUM

The following outline is intended to illustrate the processes by which the Company's products and/or services will be promoted, offered for sale and/or presented. It is NOT intended to be viewed as a definitive timeline, nor a guarantee of action on the part of CPNM/IMC. As the Internet Marketing Consortium is continuously developing, changes in this projected outline can and do occur on a regular basis. CPNM/IMC will promote, offer for sale and or present in the manner described below, the Company's products and/or services on a best effort basis. CPNM/IMC will provide periodic reports as to the status of product promotion and development on a reasonable basis and shall advise the Company of any material delays or impediments.

A)     Production  of  web  site

When possible and appropriate, CPNM/IMC will propose designers and programmers capable of producing a free-standing web site, which will exist separate and apart from any sub-sites created by IMC's Member Web Sites. Costs associated with the production of such sites will be the responsibility of the Company. Where funding for the Joint Venture will rely on revenues generated from the sale and/or promotion of the Company's products and/or services, creation of a free standing web site will not commence until such funding becomes available. Should the Company wish to commence construction of said site before the Joint Venture has the necessary funds to do so, the Company will be responsible for the funding of such activity. CPNM/IMC will negotiate for discounted web design services on behalf of its partners through other Joint Venture partners, if necessary and appropriate.

B)     Placement  of  products  and/or  services  on  IMC  Member  Sites.

CPNM/IMC will submit materials provided by the Company (as laid forth in Addendum A) to its Member Web Sites for inclusion, at their discretion. Member Web Sites are those Charter IMC members who are responsible for providing front line sales and/or presentation of the Company's products and/or services. At their discretion, Member Web Sites will present the Company's products and/or services in a manner consistent with each Member Web Site's production methods. Where appropriate, necessary and feasible, Member Web Sites will create a co-branded series of pages and/or banners which feature the Company's products and/or services.
Under normal circumstances, such placement may often be completed within 4 weeks. The IMC Member Sites each have their own production schedule, and may require more time to commence or complete placement of the Company's products and/or services on their respective sites. Furthermore, there is no guarantee that any specific web site will accept placement of the Company's products and/or services, as each Member Web Site is entitled to refuse placement of those products and/or services which do not meet their standards. CPNM/IMC will, with all due diligence, work to obtain placement of the Company's products and/or services on all IMC Member Web Sites.

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C)     Placement  of  banner  advertisements  and/or  endorsements
If COMPANY already has a fully-functional web site with an established eCommerce system which is compatible with IMC standards and procedures, then placement of advertisements or endorsements for the Company's products and/or services may be expedited. Certain web sites have shown a propensity for prompt and efficient placement of banner advertisements and/or endorsements onto their web sites, given the presentation of an appropriate and fair distribution of applicable commissions.

Such placement of banner advertisements and/or endorsements will occur at the sole discretion of CPNM/IMC. Said placement requires certain tracking and verification procedures so that referring web sites can be appropriately tracked and reimbursed for purchases of products and/or services stemming from said referrals. CPNM/IMC will be putting into place a system by which such referrals and ensuing purchases are tracked automatically. Further, it is the Company's responsibility to provide an adequate system for tracking and recording referrals from Member Web Sites.

D) CPNM/IMC will, at all times, expedite the commencement of product and/or service sales throughout its network of Joint Venture partners. CPNM/IMC cannot proceed with such placement and commencement of promotion until all materials deemed necessary for such are provided by the Company.